Exhibit 99.1
Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com.
Gibraltar Announces Acquisition of Pacific Award Metals
Strengthens Gibraltar’s Position in Key Western U.S. Markets
Buffalo, New York, June 6, 2011 — Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products, today announced that it has acquired privately held Pacific Award Metals Inc. in a transaction that expands Gibraltar’s product portfolio and adds new customers from its distribution network in the western United States. Terms of the agreement were not disclosed.
Headquartered in California, Pacific Award Metals is a leading west coast manufacturer of roof ventilation, roof trims, flashing and rain ware, drywall trims, and specialized clips and connectors for concrete forms used in the new construction and repair and remodel segments. Established in 1962, it manufactures and distributes from several facilities located in the western U.S. and had sales for the most recent twelve months of approximately $30 million.
“Augmenting our portfolio with some of the strongest brands in the western U.S. will establish us as the clear leader in the region’s largest building products markets,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “Pacific Award Metals’ product portfolio and wholesale distributor relationships complement and expand those of Gibraltar. In addition, the acquisition creates opportunities to provide a broader range of products through our retail channels across the country. The Pacific Award Metals employee team has a well-earned reputation for delivering high quality products and superior customer service and we look forward to their joining Gibraltar.”
“The integration of Pacific Award Metals with Gibraltar also is expected to provide many opportunities for cost synergies.” added Gibraltar President and Chief Operating Officer Henning Kornbrekke. “As we integrate our operations, we expect to realize significant value from improved utilization of facilities plus other operating efficiencies. We expect the acquisition to be nominally accretive to earnings for the remainder of 2011, excluding acquisition and other one time costs, and to be accretive on a GAAP basis thereafter.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The company generates more than 80% its sales from products that hold
3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com the #1 or #2 positions in their markets, and serves customers across the U.S. and throughout the world from 36 facilities in 19 states, Canada, England and Germany. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website, at http://www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect the expected outcomes described in these statements include, but are not limited to the future of performance of Pacific Award Metals and Gibraltar’s effectiveness in integrating Pacific Award Metals operations into those of the Company. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, as may be required by applicable law or regulation.